Exhibit 10.1 - Certificate of Designation Series D Pfds.

CERTIFICATE OF DESIGNATIONS, POWERS

PRESFERENCES AND RIGHTS OF THE

SERIES D CONVERTIBLE PREFERRED STOCK
($0.0001 PAR VALUE PER SHARE)

OF

PEGASUS TEL, INC.

A DELAWARE CORPORATION

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

PEGASUS TEL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY that, pursuant to authority expressly conferred, granted and vested in the Board of Directors of the Company (the “Board”) by the Company’s Certificate of Incorporation, as amended, and pursuant to the provisions of SECTION 151 of the Delaware General Corporation Law, hereby create out of the ten million (10,000,000) shares of Preferred Stock authorized in the Certificate of Incorporation (the “Preferred Stock”), a Series of the Preferred Stock consisting of three million (3,000,000) shares, $0.0001 par value per share, to be designated “Series D Convertible Preferred Stock,” and to that end the Board adopted a resolution providing for the designation, powers, preferences, and rights, and the qualifications, limitations and restrictions, of the Series D Convertible Preferred Stock, which resolution is as follows:

RESOLVED that pursuant to authority expressly conferred, granted and vested in the Board of Directors of the Company by the Company’s Certificate of Incorporation, as amended, that the following Certificate of Designation, Powers, Preferences, and Rights of the Series D Convertible Preferred Stock (“Certificate of Designation”) be ands is hereby authorized and approved, which Certificate of Designation shall be filed with the Delaware Secretary of State in the form as follows:

1.  Designation and Amount.  Three Million (3,000,000) shares of the Preferred Stock of the Company, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as “Series D Convertible Preferred Stock” (the “Series D Stock”) with a face value of $0.0001 per share (the “Face Amount”).  After the initial issuance of shares of Series D Stock, no additional shares of Series D Stock may be issued by the Company except as provided herein.

2.  Voting.  Holders of each Series D Preferred Stock shall have no voting power except as otherwise provided by the Delaware General Corporation Law.

3.  Dividends.  The holders of Series D Convertible Preferred Stock shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

4.  Liquidation Preference.  Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series D Convertible Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, an amount equal to that sum available for distribution to common stock holders.

5.  Conversion.  The Company or the Record Owner shall have the right at any time from and after the day immediately following the date the Series D Stock is first issued, to convert each share of Series D Stock into twenty thousand (20,000) fully-paid and non-assessable shares of Common Stock ("Voluntary Conversion").

6.  Delivery of Common Stock upon Delivery.  The Company shall, no later than the seven business day following the notice of conversion, shall issue and deliver to the Holder that number of shares of Common Stock issuable upon conversion of such shares of Series D Stock being converted and a certificate representing the number of shares of Series D Stock not being converted, if any.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

7.  Conversion Expenses.  The Company shall pay any and all taxes and all other reasonable expenses, which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of Series D Stock.

8.  No reissuance of Series D Stock.  In the event any shares of Series D Stock shall be converted pursuant to Section 6, the shares so converted or reacquired shall be cancelled.  The Certificate of Incorporation of the Company may be appropriately amended from time to time to effect the corresponding reduction in the Company's authorized capital stock.

9.  Vote to Change the Terms of Series D Convertible Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series D Convertible Preferred Stock shall be required for any change to the Company’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series D Convertible Preferred Stock.

10.  Protection Provisions.  So long as any shares of Series D Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the Holders of at least a majority of the then outstanding shares of Series D Stock:

a.  Alter or change the rights, preferences or privileges of the Series D Stock;

b.  Alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series D Stock;

c.  Create any new class or series of capital stock having a preference over the Series D Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

d.  Create any new class or series of capital stock ranking pari passu with the Series D Stock as to distribution of assets upon liquidation, dissolution or winding up of the company (as previously defined, “Pari Passu Securities”);

e.  Increase the authorized number of shares of Series D Stock;

If Holders of at least a majority of the then outstanding shares of Series D Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series D Stock pursuant to subsection (i) above, then the Company shall deliver notice of such approved change to the Holders of the Series D Stock that did not agree to such alteration or change (the “Dissenting Holders”) and the dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series D Stock.

11.  Merger, Consolidation, Etc.  If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the company in which in excess of 50 percent of the Company’s voting power is transferred (each, a “Reorganization”), then as a part of such Reorganization, provision shall be made so that the holders of the Series D Stock shall thereafter be entitled to receive upon conversion of the Series D Stock, the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such shares of Series D Stock had been converted immediately prior to the effective time of Such Reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 11 to the end that the provisions of this Section 11 (including adjustment of the Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series D Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

12.  No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Stock against impairment.

13.  Record Owner.  The Company may deem the person in whose name shares of Series D Convertible Preferred Stock shall be registered upon the registry books of the Company to be, and may treat him as, the absolute owner of the Series D Convertible Preferred Stock for all purposes, and the Company shall not be affected by any notice to the contrary.

14.  Register.  The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of the Series D Convertible Preferred Stock.  Upon any transfer of shares of Series D Convertible Preferred Stock in accordance with the provisions hereof, the Company shall register or cause the transfer agent to register such transfer on the Stock Register.

IN WITNESS WHEREOF, Jerry Gruenbaum, President, Secretary and Director of Pegasus Tel, Inc., under penalties of perjury, does hereby declare and certify that this is the act and deed of Pegasus Tel, Inc. and the facts stated herein are true and accordingly has signed this Certificate of Designation on March 21, 2012.

  /s/ Jerry Gruenbaum
Jerry Gruenbaum
President, Secretary, Director

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Series D Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series D Stock (the “Preferred Stock”) into shares of Common Stock (“Common Stock”) of Pegasus Tel, Inc. (the “Company”) according to the conditions of the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series D Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

[ ]           The undersigned hereby requests that the Company electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned’s Prime Broker (which is _______________________) with DTC through its Deposit Withdrawal Agent Commission System.

Date of Conversion: ____________________________

Applicable Conversion Rate:  Each share of Series D Stock is convertible into ten Share of Common Stock.

Number of Shares of Common Stock to be issued: _____________________

Signature: _____________________________________

Name: _________________________________________

Address: _______________________________________